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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) January 7, 2000


                               TRC COMPANIES, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                   1-9947               06-0853807
-------------------------------   ----------------  ----------------------------
(State or other jurisdiction of   (Commission File  (IRS Employer Identification
           incorporation)             Number)                 Number)




          5 Waterside Crossing
          Windsor, Connecticut                                           06095
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(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (860) 289-8631


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ITEM 2.  ACQUISITION OF ASSETS

On January 7, 2000, the Company completed the acquisition of Hunter Associates Texas, Ltd., a civil engineering firm headquartered in Dallas, Texas. The purchase was effective January 1, 2000 and included Hunter's contracts, work in progress and equipment. The sellers included the stockholders of Hunter's general partner and the limited partners of the limited partnership. The purchase price of approximately $3.4 million consisted of a combination of cash, 25,000 shares of the Company's common stock, a 5-year warrant to purchase 20,000 shares of the Company's common stock exercisable at $7.81 per share and a holdback of approximately $.3 million. The Company could make additional payments based upon revenue objectives in each of the years in the three-year period ending December 31, 2002. The acquisition has been accounted for using the purchase method of accounting. The cost of the acquisition in excess of the fair value of the net assets acquired was approximately $1.7 million (before contingent consideration), which is being amortized over 30 years on a straight-line basis. The Company funded the cash portion of the purchase price through its existing revolving credit facility.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) and (b) Financial Statements of Business Acquired and Pro Forma
                     Financial Information

These financial statements and pro forma financial information are in process of being prepared and will be filed as an amendment to this report as soon as practicable, but not later than July 14, 2000.

         (c)  Exhibits - none



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               TRC COMPANIES, INC.


May 15, 2000                           by:  /s/  Harold C. Elston, Jr.
                                            --------------------------
                                            Harold C. Elston, Jr.
                               Senior Vice President and Chief Financial Officer
                                           (Chief Accounting Officer)